Exhibit 10.1

$30,000,000

CREDIT AGREEMENT

Dated as of March 30, 2011

among

SUMMIT HOTEL OP, LP,

as Borrower,

SUMMIT HOTEL PROPERTIES, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANK AND SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

and

DEUTSCHE BANK SECURITIES INC.

as Sole Lead Arranger and Book-Running Manager

T A B L E   O F   C O N T E N T S

i

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Borrowing Base Assets
Schedule III	-	Subsidiary Guarantor Requirements - SPE Provisions
Schedule IV	-	Subsidiary Guarantor Requirements - UCC Article 8 Opt-In Provisions
Schedule V	-	Approved Managers
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(f)	-	Material Litigation
Schedule 4.01(n)	-	Existing Debt
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets
Part III	-	Management Agreements
Part IV	-	Franchise Agreements
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(w)	-	Plans and Welfare Plans

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C.
Exhibit E-2	-	Form of Opinion of Delaware Counsel for the Loan Parties
Exhibit E-3	-	Form of Opinion of Maryland Counsel for the Loan Parties
Exhibit E-4	-	Form of Opinion of Hagen, Wilka & Archer, LLP
Exhibit I	-	Form of Borrowing Base Certificate
Exhibit J	-	Form of Section 2.12(e) U.S. Tax Compliance Certificate

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 30, 2011 (this “Agreement”) among SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Borrower”), SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), the Swing Line Bank (as hereinafter defined), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”), DBNY, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as sole lead arranger and book-running manager (the “Arranger”).

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Collateral” has the meaning specified in Section 2.16(a).

“Additional Margin Amounts” has the meaning specified in the definition of Applicable Margin.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted Consolidated EBITDA” means (a) Consolidated EBITDA for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, adjusted so that the amount of hotel management fees deducted therein shall be the Deemed Management Fees.

“Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the Deemed FF&E Reserve for such Borrowing Base Asset, less (c) the Deemed Management Fee for such Borrowing Base Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 60 Wall Street, New York, New York 10005, ABA No. 021-001-033, for further credit to Commercial Loan Division, Account No. 60200119, Reference: Summit Hotel OP, LP, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	> 5.00:1.00	2.50%	3.50%
II	> 3.50:1.00 but < 5.00:1.00	2.00%	3.00%
III	< 3.50:1.00	1.50%	2.50%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level I on the Closing Date, (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, and (c) the Applicable Margin shall be at Pricing Level I for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.  If (i) the Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.03(b) or (c), and (ii) as a result thereof, the Applicable Margin paid to the Lenders and/or the Issuing Bank, as the case may be, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders and/or the Issuing Bank, as the case may be, had the Applicable Margin been calculated on the basis of the correct Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender and/or the Issuing Bank, as the case may be, such additional amounts (“Additional Margin Amounts”) as are necessary so that after receipt of such amounts such Lender and/or the Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Leverage Ratio.  Additional Margin Amounts shall be payable within (10) days after delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Margin Amounts owed to the Lenders and/or the Issuing Bank.  The payment of Additional Margin Amounts pursuant to this Agreement shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to the Loan Documents.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser acceptable to the Administrative Agent.

“Acceptable Appraisal” means an Appraisal or, with respect to Section 5.03(n)(i)(x) and, at the option of the Administrative Agent, Sections 5.03(n)(i)(y) and 5.03(n)(ii), a summary Appraisal, that, in each case, has been commissioned and found acceptable in scope, form and substance by the Administrative Agent and, with respect to the Appraisals delivered in connection with the Initial Extension of Credit, the Arranger.

“Appraised Value” means, for any Borrowing Base Asset, the “as-is” fair market value of such Borrowing Base Asset, determined by the Administrative Agent based on an Acceptable Appraisal of such Borrowing Base Asset, after discretionary adjustments of the value shown in such Acceptable Appraisal following a review by the Administrative Agent’s appraisal review department.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Franchisor” means, with respect to any Hotel Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement (i) substantially in the form customarily used by such franchisor at such time or (ii) in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent confirms that as of the Closing Date each of the existing franchisors of the Hotel Assets shown on Schedule Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent and shall be considered an Approved Franchisor with respect to the applicable Hotel Assets listed in such Schedule.

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the management of limited service, select service and full service hotels that have been rated “upscale” or “midscale” or better by Smith Travel Research, and (c) that is engaged pursuant to a written management agreement (i) in form and substance reasonably satisfactory to the Administrative Agent or (ii) substantially similar, in form and substance, to the management agreements entered into by the Loan Parties in effect as of the Closing Date.  The Administrative Agent confirms that as of the Closing Date the existing manager of the Hotel Assets, Interstate Management Company, LLC, and the managers shown on Schedule V hereto are satisfactory to the Administrative Agent.  For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arranger” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Hotel Assets, Development Assets and Joint Venture Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Borrowing Base Asset, the Borrowing Base Value of such Borrower Base Asset, (b) in the case of any Development Asset, the book value of such Development Asset as determined in accordance with GAAP, and (c) in the case of any Joint Venture Asset, the JV Pro Rata Share of the book value of such Joint Venture Asset as determined in accordance with GAAP.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by DBNY in New York, New York, from time to time, as DBNY’s “prime rate”, (b) ½ of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BBA Deliverables” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender:

(i)           A certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower, dated the date of the addition of such Proposed Borrowing Base Asset to the Borrowing Base as a Borrowing Base Asset, confirming that (A) the Proposed Borrowing Base Asset satisfies all Borrowing Base Conditions, (B) no Default or Event of Default has occurred or is continuing, and the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset shall not cause or result in a Default or Event of Default, (C) the representations and warranties contained in the Loan Documents are true and correct on and as of such date, and (D) the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset), together with supporting information demonstrating such compliance;

(ii)           A Borrowing Base Certificate demonstrating that the Borrowing Base Amount (calculated on a pro forma basis after giving effect to the addition of such Proposed Borrowing Base Asset to the Borrowing Base as a Borrowing Base Asset and to any Advances made at the time thereof) will be greater than or equal to the Facility Exposure;

(iii)           each of the items set forth in Sections 3.01(a)(ii), (iii), (xi), and, to the extent applicable, 5.01(j)(i), mutatis mutandis, in each case in respect of such Proposed Borrowing Base Asset;

(iv)           An Acceptable Appraisal of such Proposed Borrowing Base Asset;

(v)           Reports supplementing Schedules II, 4.01(b), 4.01(p) and 4.01(q) hereto, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower, provided that for purposes of the definition of the term Borrowing Base Assets, the supplement to Schedule II shall become effective only upon (A) delivery of all BBA Deliverables and approval thereof by the Administrative Agent, and (B) approval of the Proposed Borrowing Base Asset as a Borrowing Base Asset pursuant to the definition of “Borrowing Base Assets”; and

(vi)           Such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

“BBA Proposal Package” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:  (a) a description of such Asset in detail satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, and (e) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with First National Bank of Omaha at its office at 1620 Dodge Street, Stop 1050, Omaha, NE 68197, ABA No. 104000016, Account No. 110310703 or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Borrowing Base” means all of the Borrowing Base Assets.

“Borrowing Base Amount” means, at any date of determination, the maximum total amount available under the Facility, which shall at all times be the lesser of (i) the aggregate Commitments of the Lenders, (ii) the Total Borrowing Base Value times 55%, and (iii) the quotient obtained by dividing (a) the aggregate Adjusted Net Operating Income for all Borrowing Base Properties by (b) the product of (x) 1.50 and (y) the Mortgage Constant.

 “Borrowing Base Assets” means (a) the Hotel Assets listed on Schedule II hereto on the Closing Date, (b) together with those Hotel Assets for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied and as the Administrative Agent and the Supermajority Lenders, in their sole discretion, shall have elected to treat as Borrowing Base Assets for purposes of this Agreement, (c) but excluding, in each case, any such Borrowing Base Assets removed pursuant to Section 5.02(e)(ii)(C).

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit I hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

“Borrowing Base Conditions” means, with respect to any Borrowing Base Asset or Proposed Borrowing Base Asset, that such Asset (a) is a Hotel Asset located in the United States of America that has been in operation for at least one year; (b) is a limited service, select service or full service hotel that is rated “upscale”, “midscale” or better by Smith Travel Research; (c) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualifying Ground Lease and is leased to the applicable TRS Lessee pursuant to an Operating Lease; (d) is fully operating, open to the public, and not under significant development, redevelopment or Material Renovation; (e) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset; (f) is operated by an Approved Manager or any other property manager approved by the Administrative Agent pursuant to a Management Agreement approved by the Administrative Agent; (g) is operated under a nationally recognized brand subject to a Franchise Agreement with an Approved Franchisor or any other franchisor approved by the Administrative Agent; (h) is not subject to mezzanine Indebtedness financing; (i) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; (j) is 100% owned by a Subsidiary Guarantor that satisfies the Subsidiary Guarantor Requirements1 and (1) none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added to the Borrowing Base, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset; and (k) is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Hotel Asset or any portion thereof; provided, however, that if two Hotel Assets are located on a single tax lot, the Borrower may elect to treat such Hotel Assets all purposes of this Agreement as one Hotel Asset, in which case, such Hotel Asset shall be deemed to comply with this clause (k) and such two components of such Hotel Asset shall be included in and removed from the Borrowing Base Assets simultaneously and both must meet all Borrowing Base Conditions for either component to qualify as a Borrowing Base Asset.

“Borrowing Base Value” means, with respect to any Borrowing Base Asset, the Appraised Value of such Borrowing Base Asset.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means the interest-bearing account of the Borrower maintained with the Administrative Agent, in each case in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“Cash Collateralize” means, in respect of an Obligation, provide and pledge (as a first priority perfected security interest) cash collateral in U.S. Dollars, (a) in the Cash Collateral Account (or with respect to a Defaulting Lender, a Defaulting Lender Cash Collateral Account) or, (b) in such other account as may be otherwise required by the Administrative Agent, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

__________________________________
1 To be confirmed.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of  Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the sole member of Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the sole general partner of the Borrower; or (e) (x) the Parent Guarantor ceases to be the direct legal and beneficial owner of all of the general partnership interests in Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the direct legal and beneficial owner of all of the general partnership interests in the Borrower or (y) the Parent Guarantor ceases to be the direct or indirect beneficial owner of more than 60% of the limited partnership interests in the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it; or (g) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset; or (h) the Borrower ceases to be the direct legal and beneficial owner of all of the Equity Interests in TRS Holdco; or (i) TRS Holdco ceases to be the direct legal and beneficial owner of all of the Equity Interests in each TRS Lessee.

“Closing Authorizing Resolution” has the meaning specified in Section 3.01(a)(v).

“Closing Date” means March 30, 2011 or such other date as may be agreed upon by the Borrower and the Administrative Agent.

“Commitment” means a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Conditional Approval Notice” has the meaning specified in Section 5.01(k).

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Parent Guarantor and its Consolidated Subsidiaries; provided, however, Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Consolidated EBITDA” means, for the most recently completed four fiscal quarters, without duplication, for the Parent Guarantor and its Consolidated Subsidiaries, Consolidated net income or loss for such period, plus (x) the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period (excluding, however, Consolidated Interest Expense and taxes attributable to unconsolidated subsidiaries of the Parent Guarantor and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, and (iii) any non-recurring non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges (A) do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Parent Guarantor (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)) and (B) were deducted in determining Consolidated net income or loss for such period, minus (y) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, plus (y) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period, (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, and (iii) to the extent subtracted in computing net income of such Joint Venture, non-recurring items, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business; provided further that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Consolidated EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual Consolidated EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Consolidated EBITDA generated by the Asset so disposed of during such four fiscal quarter period.

 “Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, of or by the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

 “Consolidated Fixed Charges” means, for any period, the sum (without duplication), on a Consolidated basis, of (i) Consolidated Interest Expense for such period, plus (ii) the scheduled principal amount of all amortization payments (but not final balloon payments at maturity) for such period on all Consolidated Indebtedness calculated on a pro forma annualized basis for periods ending prior to March 31, 2012 ; plus (iii) distributions on Preferred Interests payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on Preferred Interests issued by the Parent Guarantor calculated on a pro forma annualized basis for periods ending prior to March 31, 2012; plus (iv) an amount equal to the aggregate amount of the Deemed FF&E Reserve for all Assets owned by the Parent Guarantor and its Subsidiaries as of the last day of such period; plus (v) to the extent not deducted as an expense in the calculation of Consolidated EBITDA, amounts paid by or on behalf of the Parent Guarantor and its Subsidiaries into cash reserves as required pursuant to the terms of other Consolidated Indebtedness calculated on a pro forma annualized basis for periods ending prior to March 31, 2012.

 “Consolidated Interest Expense” means, (a) for any period to but excluding March 31, 2012, the aggregate Pro Forma Consolidated Interest Expense for such period and (b) for any period commencing on and after March 31, 2012, the aggregate cash interest expense of the Parent Guarantor and its Subsidiaries for such period, as determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of capitalized lease liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for an Asset to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent.

 “Consolidated Tangible Net Worth” means Consolidated stockholders’ equity of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP, plus accumulated depreciation and amortization, minus goodwill and intangible assets.

 “Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“DBNY” has the meaning specified in the recital of parties to this Agreement.

“DBSI” has the meaning specified in the recital of parties to this Agreement.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of  “Consolidated Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Deemed FF&E Reserve” means, with respect to any Asset or Assets for the consecutive four fiscal quarters most recently ended, an amount equal to 4% of the Gross Hotel Revenues for such fiscal period.

“Deemed Management Fee” means, with respect to any Asset for the consecutive four fiscal quarters most recently ended, the greater of (i) an amount equal to 3.5% of the Gross Hotel Revenues of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

“Defaulting Lender Cash Collateral Account” means the interest-bearing account of a Defaulting Lender maintained with the Administrative Agent, in each case in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“Development Assets” means all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries.

“Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) the sum of, without duplication, of all dividends paid by the Parent Guarantor on account of any common stock or preferred stock of the Parent Guarantor, except dividends payable solely in additional Equity Interests of the same class, to (b) Funds From Operations, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of this definition and is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that that neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of  Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the British Bankers Association London interbank offered rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or , if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest 1/100 of 1%, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if such Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Closing Date.

“Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Facility Exposure” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount of the Letter of Credit Exposure, plus (c) all Obligations of the Loan Parties in respect of Guaranteed Hedge Agreements, valued at the Agreement Value thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of even date with this Agreement among the Borrower, DBNY and DBSI, as the same may be amended from time to time.

“FF&E” means all “furniture, furnishings and equipment” (as such phrase is commonly understood in the hotel industry) and all appurtenances and additions thereto and substitutions or replacements thereof owned by the applicable Loan Party and now or hereafter attached to, contained in or used in connection with the use, occupancy, operation or maintenance of the applicable Hotel Asset, including, without limitation, any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, drying, bars, restaurants, spas, public rooms, health and recreational facilities, linens, dishware, two-way radios, all partitions, screens, awnings, shades, blinds, rugs, carpets, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; generators, boilers, compressors and engines; gas and electric machinery and equipment; facilities used to provide utility services; garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; attached floor coverings, window coverings, curtains, drapes and rods; storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems; and swimming pool heaters and equipment fuel, water and other pumps and tanks; irrigation equipment; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets and all equipment, fixtures, furnishings, and articles of personal property now or hereafter attached to or used in or about any such Hotel Asset which is or may be used in or related to the planning, development, financing or operation thereof and all renewals of or replacements or substitutions for any of the foregoing.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Flood Hazard Property” has the meaning specified in Section 3.01(a)(xvii).

“Franchise Agreements” means (a) the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto, and (b) any Franchise Agreement in respect of a Hotel Asset entered into after the Closing Date in compliance with Section 5.01(q).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 9.10 and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funds From Operations” means, with respect to the Parent Guarantor, net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures.  Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which:  (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Gross Hotel Revenues" means all revenues and receipts of every kind derived from operating such Asset or Assets, as the case may be, and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Asset or Assets); service charges, to the extent not distributed to the employees at such Asset or Assets as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Asset or Assets; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Asset or Assets.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Guaranteed Hedge Agreement.

“Hotel Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Indebtedness” of any Person means the sum of (without duplication) (i) all Debt for Borrowed Money and for the deferred purchase price of property or services (excluding ordinary payable and accrued expenses and deferred purchase price which is not yet a liquidated sum), (ii) the aggregate amount of all Capitalized Leases Obligations, (iii) all indebtedness of the types described in clause (i) or (ii) of this definition of Persons other than Parent Guarantor and its consolidated subsidiaries secured by any Lien on any property owned by Parent Guarantor or any of its Consolidated Subsidiaries, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the fair market value of the property to which such Lien relates, as determined in good faith by such Person), (iv) all Contingent Obligations, and (v) the net termination value (if negative) of all indebtedness in respect of Hedge Agreements;

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Information” has the meaning specified in Section 9.11.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition of any real property.

“Issuing Bank” means the Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Related Documents” has the meaning specified in Section 2.04(b)(ii)(A).

“Lender Party” means any Lender, the Swing Line Bank, any Issuing Bank or the Administrative Agent.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit Advance that have not yet been reimbursed at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio of Total Indebtedness to Consolidated EBITDA as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, and (f) each Guaranteed Hedge Agreement, in each case, as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a Borrowing Base Asset entered into after the Closing Date in compliance with Section 5.01(p).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the value, use or ability to sell or refinance any Borrowing Base Asset.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $5,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.  Without limitation of the foregoing, the Operating Leases, the Management Agreements and the Franchise Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means (a) Recourse Debt of Borrower that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $15,000,000 or more, either individually or in the aggregate or (b) any other Indebtedness of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $75,000,000 or more, either individually or in the aggregate; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Indebtedness outstanding under this Agreement.  For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Litigation” has the meaning specified in Section 3.01(e).

“Material Renovation” means any renovation of a Borrowing Base Asset the completion of which causes 20% or more of the rooms located in such Asset to be unavailable for use for a period of forty-five (45) consecutive days or longer.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances posted or to be posted under Section 9.10, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Constant” means, as of any date of determination, the monthly factor determined by the Administrative Agent by reference to a standard level constant payment table for a fully amortizing loan with a maturity of 25 years based upon an assumed per annum interest rate equal to the greatest of (i) the ten-year U.S. Treasury rate plus 3.5%, (ii) 7.0% and (iii) the weighted average interest rate then applicable to the Advances outstanding under the Facility.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Operating Income, in each case for consecutive four fiscal quarters most recently ended.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt for Borrowed Money may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.  For the avoidance of doubt, Debt for Borrowed Money that refinances Existing Debt shall be permitted as Non-Recourse Debt, so long as such Debt for Borrowed Money meets all the requirements of Non-Recourse Debt.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Operating Expenses” means, with respect to any Borrowing Base Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Borrowing Base Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Borrowing Base Asset owner and (v) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP.

“Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of the Property, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Borrowing Base Asset (but excluding any management agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP.

“Operating Lease” means any operating lease of a Borrowing Base Asset between the applicable Loan Party that owns such Borrowing Base Asset (whether in fee simple or subject to a Qualifying Ground Lease) and the applicable TRS Lessee that leases such Borrowing Base Asset, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Patriot Act” has the meaning specified in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are otherwise subject to a Good Faith Contest and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; and (e) Tenancy Leases.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Potential Borrowing Base Asset” means a Hotel Asset that is (i) owned by a Subsidiary Guarantor on the date hereof and (ii) that meets all of the Borrowing Base Conditions other than clauses (f) and (g) of the definition of Borrowing Base Conditions.

“Predecessor” means Summit Hotel Properties, LLC or “Predecessor”, as more particularly described in and as defined in the Registration Statement.

 “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma Consolidated Interest Expense” means the aggregate pro forma cash interest expense of the Parent Guarantor and its Subsidiaries, calculated by reference to the aggregate principal amount of Indebtedness of the Parent Guarantor and its Subsidiaries as of the date of determination and the weighted average interest rate thereof, calculated on an annualized basis, and including capitalized interest and the portion of any payments made in respect of capitalized lease liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for an Asset to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

 “Proposed Borrowing Base Asset” has the meaning specified in Section 5.01(k).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Qualifying Ground Lease” means a ground lease of Real Property that the Administrative Agent determines, in its reasonable discretion, to be a financeable ground lease and that contains the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset becomes a Borrowing Base Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, provided however, if the lessor’s consent is received, then this condition shall be deemed satisfied; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

 “Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recourse Debt” means Indebtedness for which the Borrower or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of Non-Recourse Debt and any Indebtedness for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Reference Banks” means DBNY, Royal Bank of Canada and Regions Bank.

“Refinancing Debt” means, with respect to any Indebtedness, any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Borrowing Base Assets, and (ii) are not otherwise prohibited by the Loan Documents, (b) the principal amount of such Indebtedness shall not exceed the principal amount of the Indebtedness being extended, refunded or refinances plus the amount of any applicable premium and expenses, and (c) the other the material terms, taken as a whole, of any such Indebtedness are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms governing the Indebtedness being extended, refunded or refinanced.

“Register” has the meaning specified in Section 9.07(d).

“Registration Statement” means the Parent Guarantor’s Form S-11 Registration Statement, File No. 333-168686, filed with the Securities and Exchange Commission on August 9, 2010, as amended and supplemented, including without limitation by the Prospectus dated February 8, 2011.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time.  For purposes of this definition, (x) the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments and (y) any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent.

 “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Subsidiary Guarantor Requirements” means the obligation of each Subsidiary Guarantor and each direct parent thereof (other than the Borrower) to at all times include in its constitutive documents the provisions set forth in Schedules III and IV hereto (as such provisions are modified solely for the purposes of conforming to the defined terms in the applicable constitutive documents).

 “Supermajority Lenders” means, at any time, Lenders owed or holding greater than 66⅔% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time.  For purposes of this definition, (x) the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments and (y) any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means DBNY, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c), as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Termination Date” means the earlier of (a) the date that is sixty (60) days after the Closing Date, (b) the entering into by the Borrower of a senior secured credit facility and (c) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

“Test Date" means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Borrowing Base Asset to the Borrowing Base pursuant to Section 5.01(k), and (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C).

“Total Asset Value” means, at any date of determination, the sum of the Asset Values for all Assets at such date.

“Total Borrowing Base Value” means, at any date of determination, the sum of the Borrowing Base Values of all Borrowing Base Assets; provided, however, that the following asset concentration restrictions shall apply to the calculation of Total Borrowing Base Value: (i) no less than fifteen (15) Hotel Assets must, at all times, qualify as Borrowing Base Assets or the Total Borrowing Base Value shall be deemed to be zero ($0.00); (ii) the maximum Borrowing Base Value allocable to any individual Borrowing Base Asset shall not exceed 20% of the Total Borrowing Base Value (provided, that to the extent such limitation is exceeded, the value of such of such Asset shall be removed from the calculation of the Total Borrowing Base Value to the extent of such excess); (iii) the maximum Borrowing Base Value allocable to Borrowing Base Assets located in any single metropolitan statistical area shall not exceed 20% of Total Borrowing Base Value (provided, that to the extent such limitation is exceeded, the value of such of such Assets shall be removed from the calculation of the Total Borrowing Base Value to the extent of such excess); and (iii) no more than 15% of Total Borrowing Base Value shall be allocable to Borrowing Base Assets subject to Qualifying Ground Leases (provided, that to the extent such limitation is exceeded, the value of such of such Assets shall be removed from the calculation of the Total Borrowing Base Value to the extent of such excess).

 “Total Indebtedness” means, at any date of determination, all Consolidated Indebtedness of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(e)(i).

“TRS Holdco” means Summit Hotel TRS II, Inc. and each other entity that directly owns the Equity Interests in a TRS Lessee.

“TRS Lessee” means a lessee of a Borrowing Base Asset pursuant to an Operating Lease.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01.  The Advances and the Letters of Credit.  (a)  The Revolving Credit Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time.  Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)      Letters of Credit.  Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c)      Swing Line Advances.  The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $5,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 1:00 P.M. (New York City time) on the date one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)      Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the fifth Business Day after the requested date of such Borrowing and (B) the Termination Date).  The Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)      Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than five separate Interest Periods in effect hereunder at any time.

(d)      Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)      Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)      The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Approved Electronic Platform.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)      Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)      Letter of Credit Participations; Drawing and Reimbursement.  (i)  Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitments or the Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Lenders, as the case may be.

(ii)           In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(iii)           The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.  If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

(iv)           Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d)      Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04.  Repayment of Advances.  (a)  Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b)      Swing Line Advances.  The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the fifth Business Day after the requested date of such Swing Line Borrowing) and the Termination Date.

(c)      Letter of Credit Advances.  (i)  The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)           The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)           any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)           any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)           payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)           any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party.

SECTION 2.05.  Termination or Reduction of the Commitments.  (a)  Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 (or, in the case of the Swing Line Facility, $250,000) or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

(b)      Mandatory.  (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)           The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06.  Prepayments.  (a)  Optional.  The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b)      Mandatory.  (i)  The Borrower shall, if applicable, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances  in an amount sufficient, and only to the extent necessary to cause (A) the Facility Exposure not to exceed the Revolving Credit Facility on such Business Day, (B) the Leverage Ratio not to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, (C) the Facility Exposure not to exceed the Borrowing Base Amount as set forth in Section 5.04(b)(i) on such Business Day, and (D) the Facility Exposure not to exceed the aggregate Commitments of the Lenders.  If all Advances have been prepaid and are not sufficient to cause Borrower to comply with each of (A), (B), (C) and (D), the Borrower shall make a deposit in the Cash Collateral Account in an amount sufficient to do the same.

(ii)           The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.  To the extent the funds on deposit in the Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.

(iii)           Prepayments of the Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the Cash Collateral Account to Cash Collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable.

(iv)           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07.  Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)           Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)      Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and 4% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 4% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)      Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d)      Interest Rate Determination.  (i)  Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(ii)           If the Reuters Screen LIBOR01 Page (or a successor page) is unavailable and fewer than two Reference Banks are able to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A)           the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B)           each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C)           the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08.  Fees.  (a)  Unused Fee.  The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on the date hereof, and on the Termination Date.  The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the per annum equal to:

(i) 0.50% if the amount of the average daily aggregate Unused Revolving Credit Commitments is greater than 50% of the aggregate Revolving Credit Commitments; or

(ii) 0.375% if the amount of the average daily aggregate Unused Revolving Credit Commitments is less than or equal to 50% of the aggregate Revolving Credit Commitments.

The aggregate principal amount of Swing Line Advances then owing to the Swing Line Bank shall be considered excluded from the definition of Unused Revolving Credit Commitments for purposes of the calculation of the Unused Fee.

(b)      Letter of Credit Fees, Etc.  (i)  The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, without duplication, (a) quarterly on the last day of each March, June, September and December commencing March 31, 2011, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time.

(ii)           The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to the greater of (x) $1,500 and (y) 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)      Other Fees.  The Borrower shall pay to the Administrative Agent and the Arranger for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or Arranger.

SECTION 2.09.  Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)      Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)           Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding anything to the contrary contained in this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued shall be deemed an introduction or change of the type referred to in subclause (i) of this Section 2.10(a).

(b)      If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)      If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)      Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11.  Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.   Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)      The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c)      All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)      Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)      Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i)           first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii)           second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii)           third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)           fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)           fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i) and (d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi)           sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii)           seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii)           eighth, to the payment of any other accrued and unpaid interest comprising Obligations that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(ix)           ninth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(x)           tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lender Parties on such date.

SECTION 2.12.  Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or the Administrative Agent, and unless such requirement arises from the failure of a Lender to furnish the documentation described in Section 2.12(e), (i) the sum payable by the such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)      In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)      The Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)      Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)      Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W8-BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or , in the case of a Lender Party claiming the benefit of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate in the form of Exhibit J hereto to the effect that such Lender Party is not a (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) or a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of an IRS W-8BEN.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W8-BEN or W8-ECI, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.  Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).

(f)      For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)      Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h)      In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.13.  Sharing of Payments, Etc.  Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.  The provisions of this Section 2.13 shall be subject to the provisions of Section 9.10(a)(ii).

SECTION 2.14.  Use of Proceeds.  The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, (i) working capital purposes, (ii) the payment of capital expenditures, (iii) the acquisition of Assets as permitted by this Agreement, (iv) the repayment in full (or refinancing) of existing mortgage loans, including, but not limited to those mortgage loans affecting Borrowing Base Assets that are added to the Borrowing Base after the Closing Date, and (v) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents.

SECTION 2.15.  Evidence of Debt.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.  To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)      The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)      Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16.  Cash Collateral Account.  (a)  Grant of Security.  The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, and hereby grants to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, a security interest in, the Borrower’s right, title and interest in and to the Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, as collateral agent for or on behalf of the Borrower, in substitution for or in addition to any or all of the then existing Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “Account Collateral”).

(b)           Maintaining the Account Collateral.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Guaranteed Hedge Agreement shall be in effect or any Lender Party shall have any Commitment:

(i)           the Borrower will maintain all Account Collateral only with the Administrative Agent, as collateral agent; and

(ii)           the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Cash Collateral Account; and

(iii)           the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c)           Investing of Amounts in the Cash Collateral Account.  The Administrative Agent will, from time to time invest (i)(A) amounts received with respect to the Cash Collateral Account in such Cash Equivalents credited to the Cash Collateral Account as the Borrower may select and the Administrative Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner.  Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Cash Collateral Account.  In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the Cash Collateral Account.

(d)           Release of Amounts.  So long as no Event of Default under the Credit Agreement shall have occurred and be continuing, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the Cash Collateral Account.

(e)           Remedies.  Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other Loan Documents, (i) the Administrative Agent may exercise in respect of the Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the Account Collateral or in any other deposit account.

ARTICLE III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01.  Conditions Precedent to Initial Extension of Credit.  The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)      The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:

(i)           A Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(ii)           As to each Borrowing Base Asset:

(A)           a current record owner and lien search performed by a title insurer acceptable to the Administrative Agent showing that the applicable Loan Party identified in Schedule II is the current record title holder of such Borrowing Base Asset and showing no Liens of record other than Permitted Liens,

(B)           evidence satisfactory to the Administrative Agent that the applicable owner or lessee, as applicable, of such Borrowing Base Asset shall have complied with the Subsidiary Guarantor Requirements, and

(C)           (1) the most recently prepared land survey for such Borrowing Base Asset, prepared by a land surveyor duly registered and licensed in the State in which the property described in such survey is located, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent and (2) a certificate of a Responsible Officer of the Borrower confirming that there have been no material changes to the dimensions or locations of the land or improvements shown in such survey since the date of such survey,

(D)           engineering, soils, seismic (for those Borrowing Base Assets located in seismic zones 3 or 4), environmental and other similar reports as to the Borrowing Base Assets, in form and substance and from professional firms reasonably acceptable to the Administrative Agent,

(E)           copies of all material licenses, permits and approvals, including, without limitation, any liquor license, innkeeper’s license and certificate of occupancy for each Borrowing Base Asset,

(F)           a zoning report for each Borrowing Base Asset located in a State in which a zoning endorsement is not available, issued by Planning and Zoning Resources Corp. or another professional firm reasonably acceptable to the Administrative Agent,

(G)           an Acceptable Appraisal of each Borrowing Base Asset, dated no less than 15 days prior to the Closing Date,

(H)           certified copies of each Management Agreement and Franchise Agreement, Qualifying Ground Lease and all amendments thereto, entered into with respect to each of the Borrowing Base Assets,

(I)           certified copies of all leases (including, without limitation, all leases with Affiliates and Operating Leases) and Material Contracts relating to each of the Borrowing Base Assets, and

(J)           copies of all Liens on each of the Borrowing Base Assets, including, without limitation, any reciprocal easement agreements, easements and other items of record.

(iii)           Completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

(iv)           This Agreement duly executed by the Loan Parties and the other parties thereto.

(v)           Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party (the “Closing Authorizing Resolution”), and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vi)           A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vii)           A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(viii)           A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President, a Vice President, Executive Chairman or Chief Manager and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(ix)           A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(x)           Such financial, business and other information regarding each Loan Party and its Subsidiaries and the Predecessor as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2010 of the Predecessor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit) and financial projections for the Parent Guarantor’s consolidated operations.

(xi)           Evidence of insurance (which may consist of binders or certificates of insurance) naming the Administrative Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties.

(xii)           An opinion of Kleinberg, Kaplan, Wolff & Cohen, P.C., New York counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii)           An opinion of local counsel for the Loan Parties (A) in Delaware and in any other states in which the Loan Parties are organized or formed, in substantially the form of Exhibit E-2 hereto, (B) in Maryland in substantially the form of Exhibit E-3 hereto, and (C) from Hagen, Wilka & Archer, LLP in substantially the form of Exhibit E-4 hereto, in each case covering such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv)           A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xv)           A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.

(b)      The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c)      The Lender Parties shall be satisfied that all Existing Debt shall be on terms and conditions reasonably satisfactory to the Lender Parties.

(d)      Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties or the Predecessor since December 31, 2010.

(e)      There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(f)      All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g)      Each Subsidiary Guarantor shall have complied with the Subsidiary Guarantor Requirements and provided evidence of such compliance satisfactory to the Administrative Agent.

(h)       The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent).

SECTION 3.02.  Conditions Precedent to Each Borrowing, Issuance or Renewal.  The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance or  renewal (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (w) a Notice of Borrowing or Notice of Issuance, as applicable, and a Borrowing Base Certificate, in each case dated the date of such Borrowing, issuance or renewal and, in the case of the Borrowing Base Certificate, demonstrating that the Borrowing Base Amount as of such date (calculated on a pro forma basis after giving effect to such Borrowing or issuance) will be greater than or equal to the Facility Exposure, (x) all BBA Deliverables and all items described in the definition of “BBA Proposal Package” herein (to the extent not previously delivered with respect to each Borrowing Base Asset pursuant to Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 5.01(k) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance or renewal, stating that:

(i)           the representations and warranties contained in each Loan Document are true and correct on and as of such date, before and after giving effect to (A) such Borrowing, issuance or renewal, and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date;

(ii)           no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance or renewal or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii)           for each Revolving Credit Advance, or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, (A) the Total Borrowing Base Value equals or exceeds the Facility Exposure that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, and (B) before and after giving effect to such Advance, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

(b) if a Borrowing or the issuance or renewal of a Letter of Credit will cause the Facility Exposure to exceed $10,000,000, then the Borrower must deliver either (i) an authorizing resolution of the board of directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory in form and substance satisfactory to the Administrative Agent approving the Borrowing, issuance or renewal or (ii) evidence satisfactory to the Administrative Agent that the conditions precedent to the Borrower's authority to incur Facility Exposure above $10,000,000 as set forth in the Closing Authorizing Resolution have been satisfied; and (c) such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

In the event that there shall exist a Defaulting Lender, the obligations of each Issuing Bank to issue a Letter of Credit and each Swing Line Bank to make a Swing Line Advance shall also be subject to the provisions of Section 9.10.

SECTION 3.03.  Determinations Under Section 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants as follows:

(a)      Organization and Powers; Qualifications and Good Standing.  Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  The Parent Guarantor directly or indirectly owns all of the general partnership interests and more than 60% of the limited partnership interests in the Borrower.  All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens. Commencing with its taxable year ending December 31, 2011, the Parent Guarantor will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

(b)      Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Subsidiary Guarantors, TRS Holdco and the TRS Lessees, are owned by such Loan Party or Subsidiaries free and clear of all Liens.

(c)      Due Authorization; No Conflict.  The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)      Authorizations and Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)      Binding Obligation.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f)      Litigation.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.

(g)      Financial Condition.  The restated Consolidated balance sheets of the Predecessor as at December 31, 2010 and the related restated Consolidated statements of operations, restated Consolidated statements of changes in members’ equity and restated Consolidated statements of cash flows of the Predecessor for the Fiscal Year then ended, accompanied by unqualified opinions of KPMG LLP, independent public accountants, or Eide Bally LLP, independent accountants, as applicable, and the Unaudited Pro Forma Condensed Consolidated balance sheet of the Parent Guarantor as at December 31, 2010 and the related Unaudited Pro Forma Condensed Consolidated statements of operations for the Fiscal Year ended December 31, 2010, copies of which have been furnished to each Lender Party, fairly present  the Consolidated financial condition of the Predecessor as at such dates and the Consolidated results of operations of the Predecessor for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis and, as applicable, properly apply the pro forma adjustments to the historical amounts in the compilation of those statements.  Since December 31, 2010, there has been (i) with respect to the period prior to the Closing Date, no material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Predecessor, and (ii) with respect to any period after the Closing Date, no Material Adverse Change.

(h)      Forecasts.  The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i)      Full Disclosure.  No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect, provided however, that the Loan Parties are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j)      Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)      Certain Governmental Regulations.  Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable:  (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)      Materially Adverse Agreements.  Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)           (reserved)

(n)      Existing Debt.  Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Existing Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(o)      Liens.  Set forth on Schedule 4.01(o) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or any of its Subsidiaries that directly or indirectly own any Borrowing Base Asset, and (ii) all Liens with a principal balance in excess of $250,000 on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money; in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto, provided however, that easements and other real property restrictions, covenants and conditions of record (exclusive of Liens securing Debt) shall not be listed on Schedule 4.01(o).

(p)      Real Property.  (i)  Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof.  Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(ii)           Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee, including, without limitation, the Operating Leases, showing as of the date hereof, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iii)           Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part III of Schedule 4.01(p).

(iv)           Each Borrowing Base Asset is subject to a Franchise Agreement with an Approved Franchisor as listed on Part IV of Schedule 4.01(p).

(v)           Each Borrowing Base Asset satisfies all Borrowing Base Conditions.

(q)      Environmental Matters.  (i)  Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)           Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)           Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r)      Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s)      Force Majeure.  Neither the business nor the Assets of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)      Loan Parties’ Credit Decisions.  Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)      Solvency.  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(v)      Sarbanes-Oxley.  No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(w)           ERISA Matters.  (i)  Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans.

(ii)           No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)           Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)           Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)           Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

ARTICLE V
COVENANTS OF THE LOAN PARTIES

SECTION 5.01.  Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)      Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)      Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)      Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)      Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, but in no event shall such amounts be lower or coverages be less comprehensive than the respective insurance amounts and coverages maintained by the Borrower and its Subsidiaries on the Closing Date approved by the Administrative Agent.

(e)      Preservation of Partnership or Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f)      Visitation Rights.  At any reasonable time and from time to time, permit any of the Administrative Agent or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party (but, in each case not more frequently than one time per year unless an Event of Default shall have occurred and be continuing) , and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g)      Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)      Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)      Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided however, that all transactions  pursuant to any operating leases that are in the standard form of operating lease used by the Borrower’s Subsidiaries, shall be deemed fair and reasonable.

(j)      Covenant to Guarantee Obligations.  (A) Concurrently with the delivery of BBA Deliverables pursuant to Section 5.01(k) with respect to a Proposed Borrowing Base Asset owned or leased by a Subsidiary of a Loan Party or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party which Subsidiary directly owns or leases (other than pursuant to an Operating Lease) a Borrowing Base Asset, cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents.

(k)      Borrowing Base Additions.  With the Borrower’s written request to the Administrative Agent that any Asset (a “Proposed Borrowing Base Asset”) be added as a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, a BBA  Proposal Package with respect to such Proposed Borrowing Base Asset.  Within ten (10) Business Days after receipt of a complete BBA  Proposal Package, the Administrative Agent shall give notice to the Borrower of whether the Administrative Agent and the Supermajority Lenders have approved such Proposed Borrowing Base Asset as a Borrowing Base Asset subject to the delivery of all applicable BBA Deliverables and Guarantor Deliverables pursuant to the following sentence (any such notice comprising an approval, a “Conditional Approval Notice”).  Within 45 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent, at the Borrower’s request, for an additional 30 days without the approval of the Supermajority Lenders), the Borrower shall, at its expense, deliver (or cause to be delivered) to the Administrative Agent all applicable BBA Deliverables and Guarantor Deliverables.  Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Conditions shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Administrative Agent and the Supermajority Lenders shall have expressly consented to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions.

(l)      Further Assurances.  (i)  Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)           Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge and deliver certificates, assurances and other instruments as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, and (B) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m)           Performance of Material Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in material accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.  Notwithstanding the above, nothing in this subsection (m) shall prohibit or reduce the rights of any Loan Party or any of their Subsidiaries to enter into, terminate, modify, amend, renew or otherwise deal with any Material Contract to the extent the same does not directly affect a Borrowing Base Asset and does not, in the aggregate, cause a Material Adverse Effect.

(n)      Compliance with Leases.  (i)  Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of the Borrower and Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease or an Operating Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(ii)           With respect to any Qualifying Ground Lease related to any Borrowing Base Asset:

(A)           pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(B)           timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(C)           do all things necessary to preserve and keep unimpaired such Qualifying Ground Lease and its rights thereunder;

(D)           diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(E)           deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Qualifying Ground Lease;

(F)           upon the Administrative Agent’s reasonable written request and at reasonable intervals, unless an Event of Default shall have occurred and be continuing, in which case, upon written request at any time, provide to the Administrative Agent any information or materials relating to such Qualifying Ground Lease and evidencing the applicable Subsidiary Guarantor’s due observance and performance of its material obligations thereunder;

(G)           execute and deliver (to the extent permitted to do so under such Qualifying Ground Lease), upon the request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default of the Loan Party under such Qualifying Ground Lease;

(H)           provide to the Administrative Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such Qualifying Ground Lease at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Administrative Agent, duly exercise any renewal or extension option with respect to such Qualifying Ground Lease (provided, that each Loan Party hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew such Qualifying Ground Lease);

(I)           in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Qualifying Ground Lease within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(J)           provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Subsidiary Guarantor shall apply to any court or other Governmental Authority for authority or permission to reject the applicable Qualifying Ground Lease in the event that there shall be filed by or against any Subsidiary Guarantor any petition, action or proceeding under Bankruptcy Law or any similar federal or state law; provided, however, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Subsidiary Guarantor within such thirty (30) day period a notice stating that (1) the Administrative Agent demands that such Subsidiary Guarantor assume and then assign the relevant Qualifying Ground Lease to the Administrative Agent subject to an in accordance with Bankruptcy Law and (2) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable Qualifying Ground Lease; provided further that if the Administrative Agent serves such notice upon the applicable Subsidiary Guarantor, such Subsidiary Guarantor shall not seek to reject the applicable Qualifying Ground Lease and shall promptly comply with such demand;

(K)           permit the Administrative Agent (at its option), during the continuance of any Event of Default, to (1) perform and comply with all obligations under the applicable Qualifying Ground Lease; (2) do and take such action as the Administrative Agent reasonably deems necessary or desirable to prevent or cure any default by such Subsidiary Guarantor under such Qualifying Ground Lease and (3) enter in and upon the applicable premises related to such Qualifying Ground Lease to the extent and as often as the Administrative Agent reasonably deems necessary or desirable in order to prevent or cure any default under the applicable Qualifying Ground Lease;

(L)           if such event could reasonably be expected to result in a Material Adverse Effect, in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such Qualifying Ground Lease, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Subsidiary Guarantor in connection with such proceedings; provided, that (i) each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title and (ii) the Loan Parties shall bear all costs, fees and expenses related to such proceedings; provided further that each Loan Party hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the Qualifying Ground Lease referenced above by the relevant ground lessor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and

(M)           at reasonable times and at reasonable intervals, deliver to the Administrative Agent (or, subject to the requirements of the subject Qualifying Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualifying Ground Lease in form and substance reasonably acceptable to the Administrative Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualifying Ground Lease (if applicable); (ii) that such Qualifying Ground Lease is in full force and effect and has not been modified except to the extent the Administrative Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualifying Ground Lease;

provided, that each Loan Party hereby agrees to execute and deliver to the Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

(o)      Interest Rate Hedging.  Enter into within thirty (30) days after the Closing Date, and maintain at all times thereafter, interest rate Hedge Agreements (i) with Persons reasonably acceptable to the Administrative Agent, (ii) providing either an interest-rate swap for a fixed rate of interest acceptable to the Administrative Agent or an interest-rate cap at an interest rate acceptable to the Administrative Agent, (iii) covering a notional amount equal to the amount, if any, by which (A) 50% of Consolidated Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries (exclusive of the Facility Exposure) exceeds (B) all Consolidated Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries then accruing interest at a fixed rate and (iv) otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

(p)      Management Agreements.  At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager that has (i) entered into a management agreement with respect to such Asset in form and substance reasonably satisfactory to the Administrative Agent, and (ii) executed and delivered a management agreement subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.  Lender Parties acknowledge that the Management Agreement in effect as of the date hereof is satisfactory.

(q)      Franchise Agreements.  At all times cause each Hotel Asset to be subject to a franchise agreement or similar arrangement with an Approved Franchisor who has (i) entered into a franchise agreement or similar agreement with respect to such Asset in form and substance reasonably satisfactory to the Administrative Agent, and (ii) executed and delivered a franchisor comfort letter in form and substance reasonably satisfactory to the Administrative Agent.

(r)      Maintenance of REIT Status.  In the case of the Parent Guarantor, commencing with its taxable year ending December 31, 2011, be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and at all times thereafter continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s)      Exchange Listing.  In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

(t)      Sarbanes-Oxley.  Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(u)      (reserved)

(v)      Subsidiary Guarantor Requirements.  Cause each Subsidiary Guarantor to (i) maintain in its constitutive documents the provisions referred to in the definition of Subsidiary Guarantor Requirements and (ii) comply with such provisions at all times.

(w)           Operating Leases.  Promptly (i) perform and observe all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Operating Lease.

(x)      Insurance Proceeds and Condemnation Awards.

(i)           In the event of any loss or damage to any portion of any Borrowing Base Asset due to fire or other casualty, or any taking of any portion of any Borrowing Base Asset by condemnation or under power of eminent domain and provided that Borrower does not designate the Borrowing Base Asset suffering such loss as a non-Borrowing Base Asset in accordance with Section 5.02(e), the Administrative Agent shall have the right, but not the obligation, after the occurrence and during the continuation of an Event of Default, to settle insurance claims and condemnation claims or awards, unless the loss or damage is less than $1,000,000.  If (A) the loss or damage is less than $1,000,000 or (B) if the Administrative Agent elects not to settle such claim or award, then the applicable Loan Party shall have the right to settle such claim or award without the consent of the Administrative Agent; provided that (1) such Loan Party shall use the proceeds of any claim or award to rebuild or restore the applicable Borrowing Base Asset substantially to its condition prior to the casualty or condemnation to the extent permitted by applicable law and (2) such Loan Party shall provide the Administrative Agent with notice of the casualty or condemnation.  In all other cases, the applicable Loan Party shall not settle such claim or award without the prior or concurrent written consent of the Administrative Agent.  So long as such Borrowing Base Asset remains a Borrowing Base Asset, failure to use the insurance proceeds received directly from the insurance company to rebuild and restore the Borrowing Base Asset shall constitute an Event of Default.  Notwithstanding the foregoing, provided that the conditions set forth in (1) and (2) above are satisfied and so long as each of the following (w) through (z) is satisfied, the Loan Parties shall have the right to settle claims or awards for more than $1,000,000, provided that the Administrative Agent shall have the right to settle any claim or award that the Loan Parties have not settled on or before one year after the date of such loss or prior to the date of such taking.  The Administrative Agent shall have the right (but not the obligation) to collect, retain and apply to the Obligations all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses) in the event that an Event of Default exists under this Agreement or the other Loan Documents or the Borrowing Base Asset no longer meets the Borrowing Base Conditions.  Otherwise, all proceeds shall be delivered to the Borrower. Any proceeds remaining after application to the Obligations shall be paid by the Administrative Agent to the Borrower or the party then entitled thereto.

(ii)           Provided that the Borrower has not designated the affected asset as a non-Borrowing Base Asset in accordance with Section 5.02(e), if the Administrative Agent does not elect to or is not entitled to apply casualty proceeds or condemnation awards to the Obligations and if the Loan Parties are not entitled to settle such claims, all as provided under the foregoing subsection (i), the Administrative Agent shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all reasonable expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the applicable Loan Party periodically, provided that such Loan Party shall:

(A)           expeditiously repair and restore all damage to the portion of the Borrowing Base Asset in question resulting from such casualty or condemnation, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Borrowing Base Asset continue to qualify as a Borrowing Base Asset following such construction; and

(B)           if the casualty proceeds or condemnation awards are, in the Administrative Agent’s reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Borrowing Base Asset as aforesaid, then the Loan Parties shall promptly deposit with the Administrative Agent the amount of such deficiency.

Any request by a Loan Party for a disbursement by the Administrative Agent of casualty proceeds or condemnation awards by the Borrower pursuant to this Section 5.01(x) and the disbursement thereof shall be conditioned upon the Loan Parties’ compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the affected Borrowing Base Asset, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

SECTION 5.02.  Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)      Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i)           (reserved);

(ii)           Permitted Liens;

(iii)           Liens described on Schedule 4.01(o) hereto;

(iv)           purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(A);

(v)           Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B), provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(vi)           Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;

(vii)           Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iii)(E), provided that no such Lien shall extend to or cover any Borrowing Base Asset;

(viii)           the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii)(C); and

(ix)           Liens securing Debt of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above, provided that such Liens do not affect any Borrowing Base Asset and the amount of Debt secured by such Liens shall not exceed $5,000,000 in the aggregate outstanding at any one time.

(b)      Indebtedness.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)           in the case of any Loan Party or any Subsidiary of a Loan Party, Indebtedness owed to any Loan Party or any wholly owned Subsidiary of any Loan Party, provided that, in each case, such Indebtedness (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;

(iii)           in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A)           Indebtedness secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,

(B)           (1) Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,

(C)           the Existing Debt described on Schedule 4.01(n) hereto and any Refinancing Debt extending, refunding or refinancing such Existing Debt,

(D)           Indebtedness in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices, and

(E)           Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Borrowing Base Assets, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement.

(iv)           in the case of the Parent Guarantor and the Borrower, Indebtedness under Customary Carve-Out Agreements;

(v)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(vi)           any other Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding in respect of all Loan Parties and their Subsidiaries and which is not secured by any Lien on any Borrowing Base Asset.

(c)      Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Hotel Assets in the United States consistent with the business plan described in the Registration Statement and the requirements of the Loan Documents, and other business activities incidental thereto.

(d)      Mergers, Etc.  Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between Subsidiary Guarantors and TRS Lessees) or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower, which shall always be the surviving entity) such other Person is the surviving party and shall promptly become a Loan Party, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the Subsidiary Guarantor Requirements shall still be complied with.  Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of a Borrowing Base Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests.  Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty.

(e)      Sales, Etc. of Assets.  (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A)     the Transfer of any Asset or Assets, including unimproved land, that are not Borrowing Base Assets from any Loan Party to another Loan Party (other than the Parent Guarantor) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent Guarantor),

(B)      the Transfer of any Asset or Assets that are not Borrowing Base Assets to any Person that is not a Loan Party, provided that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer, on or prior to the date of such Transfer or designation, as the case may be,

(C)      the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, or the designation of a Borrowing Base Asset or Borrowing Base Assets as a non-Borrowing Base Asset or non-Borrowing Base Assets, in each case with the intention that such Borrowing Base Asset or Borrowing Base Assets, upon consummation of such Transfer or designation, shall no longer constitute a Borrowing Base Asset or Borrowing Base Assets, provided that:

(1)      immediately after giving effect to such Transfer or designation, as the case may be, the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in clauses (a) through (l) of the definition of Borrowing Base Conditions,

(2)      the Loan Parties shall be in compliance with the covenants contained in Section 5.04 on a pro forma basis immediately after giving effect to such Transfer or designation, and

(3)      on or prior to the date of such Transfer or designation, as the case may be, the Borrower shall have delivered to the Administrative Agent (A) a Borrowing Base Certificate demonstrating that the Borrowing Base Amount (calculated on a pro forma basis after giving effect to such Transfer and to any repayment of Advances made at the time thereof) will be greater than or equal to the Facility Exposure, and (B) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (1) through (3) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent, or

(D)  the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with a Borrowing Base Asset.

Following (x) a Transfer of all Borrowing Base Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(ii)(C) or (y) the designation by a Subsidiary Guarantor of all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(e)(ii)(C), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty.

(f)      Investments.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)           Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in wholly-owned Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions or investments in Joint Ventures), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

(ii)           Investments in Cash Equivalents;

(iii)           Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(ii);

(iv)           Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 25% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:

(A)                 Investments in unimproved land and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of such Investments, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 20% of Total Asset Value at such time, and

(B)      Investments in Joint Ventures of any Loan Party so long as the aggregate amount of such Investments outstanding does not at any time exceed 25% of Total Asset Value at such time;

(v)           Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi)           Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii)(D);

(vii)           To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000; and

(ix)           Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)      Restricted Payments.  In the case of the Parent Guarantor and the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (collectively, “Restricted Payments”), subject to certain redemption rights of the holders of Equity Interests in the Borrower as more particularly described in the Registration Statement; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Parent Guarantor and the Borrower may make Restricted Payments without the prior consent of the Required Lenders to holders of Equity Interests in the Parent Guarantor and the Borrower, as applicable, to the extent the same would not result in a Default under Section 5.04(a)(iii) (calculated on a pro forma basis as of the most recent Test Date) or any other provision of this Agreement.

(h)      Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Lender Parties shall be deemed “material” for purposes of this Section; (2) any amendment to any such constitutive document that would designate such Subsidiary as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only, a Subsidiary may amend its constitutive documents if in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement and could not reasonably be expected to result in a Material Adverse Effect.

(i)      Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)      Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)      Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Non-Recourse Debt, provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Borrowing Base Assets, and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(l)      Amendment, Etc. of Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of a Material Contract not affecting any Borrowing Base Asset, in a manner that could reasonably be expected to have a Material Adverse Effect.

(m)      Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Borrowing Base Assets), except (i) pursuant to the Loan Documents or (ii) in connection with (A) any Non-Recourse Debt, provided that the terms of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Borrowing Base Assets and are otherwise permitted by the Loan Documents, (B) any purchase money Indebtedness permitted under Section 5.02(b)(iii)(A) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) any Indebtedness outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).

(n)      Parent Guarantor as Holding Company.  In the case of the Parent Guarantor, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as sole general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms acceptable to the Administrative Agent; (v) sales of Equity Interests of Parent Guarantor not otherwise prohibited by this Agreement and (vi) activities incidental to each of the foregoing.

(o)      (reserved).

(p)      Subsidiary Guarantor Requirements.  Amend or otherwise modify the Subsidiary Guarantor Requirements or give any consent, waiver or approval thereunder, waive any default under or breach of the Subsidiary Guarantor Requirements, agree in any manner to any other amendment, modification or change of any term or condition of the Subsidiary Guarantor Requirements or take any other action in connection with the Subsidiary Guarantor Requirements that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender.

(q)      Multiemployer Plans.  Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(r)      Ground Leases.  With respect to any Qualifying Ground Lease related to any Borrowing Base Asset:

(i)           waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(ii)           do, permit or suffer (1) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Qualifying Ground Lease or (2) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable Qualifying Ground Lease;

(iii)           cancel, terminate, surrender, modify or amend any of the provisions of any such Qualifying Ground Lease or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(iv)           permit or consent to the subordination of such Qualifying Ground Lease to any mortgage or other leasehold interest of the premises related thereto; or

(v)           treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Qualifying Ground Lease as terminated, cancelled or surrendered pursuant to Bankruptcy Law without the Administrative Agent’s prior written consent.

(s)      Transactions with Affiliates.  Enter into any transaction with its Affiliates except (i) with respect to Assets which are not Borrowing Base Assets, transactions occurring in the ordinary course of the business of owning and operating hotels, the Lender Parties agree that operating leases, loans, and guaranties of indebtedness are all in the ordinary course of business and (ii) with respect to Borrowing Base Assets, subject to the consent of the Administrative Agent, not to be unreasonably withheld, transactions occurring in the ordinary course of the business of owning and operating hotels, and in each case in accordance with Section 5.01(i).

(t)      TRS Holdco and TRS Lessees.  Permit TRS Holdco to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the TRS Lessees; (ii) the performance of its duties as sole member of the TRS Lessees; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the TRS Lessees, provided each such Investment shall be on terms reasonably acceptable to the Administrative Agent; and (v) activities incidental to each of the foregoing.

SECTION 5.03.  Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties in accordance with Section 9.02(b):

(a)      Default Notice.  As soon as possible and in any event within five Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b)      Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an unqualified opinion acceptable to the Required Lenders of KPMG LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, and (y) a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, but only to the extent the Borrower is subject to Section 404, in each case certified in a manner to which the Required Lenders have not objected, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c)      Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)      Borrowing Base Certificate.  As soon as available and in any event within 30 days after the end of each calendar month, a Borrowing Base Certificate, as at the end of such month, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

(e)      Borrowing Base Financials.  As soon as available and in any event within 30 days after the end of each calendar month, financial information in respect of all Borrowing Base Assets, in form and detail reasonably satisfactory to the Administrative Agent.

(f)      Annual Budgets.  As soon as available and in any event within than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g)      Material Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.

(h)      (reserved)

(i)      Real Property.  As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(j)      (reserved)

(k)      Environmental Conditions.  Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.

(l)      Borrowing Base Asset Value.  Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Borrowing Base Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of a Borrowing Base Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Borrowing Base Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.

(m)           Compliance with Borrowing Base Asset Conditions.  Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to satisfy any of the Borrowing Base Conditions (other than those Borrowing Base Conditions, if any, that have theretofore been waived by the Administrative Agent and the Supermajority Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n)      Appraisals.  (i) At the expense of the Borrower, (x) within eighteen (18) months after the addition of a Borrowing Base Asset to the Facility, new Acceptable Appraisals of such Borrowing Base Asset if requested by the Required Lenders, and (y) promptly upon the written request of the Administrative Agent or the Required Lenders at any time that an Event of Default exists, Acceptable Appraisals of the Borrowing Base Assets that are the subject of such request, and (ii) at the expense of the Lenders, promptly upon the written request of the Administrative Agent or the Required Lenders, Acceptable Appraisals of the Borrowing Base Assets that are the subject of such request.

(o)      Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)      Material Contract.  As soon as available, a copy of any Material Contract entered into with respect to any Borrowing Base Asset after the date hereof.

(q)      Other Information.  Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04.  Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a)      Parent Guarantor Financial Covenants.

(i)           Maximum Leverage Ratio.  Maintain as of each Test Date a Leverage Ratio of not greater than 6.25:1.00.

(ii)           Minimum Consolidated Tangible Net Worth:  Maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (a) $228,728,000 plus (b) an amount equal to 80% of the net cash proceeds of all issuances or sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated after the Closing Date.

(iii)           Maximum Dividend Payout Ratio.  Maintain as of each Test Date, a Dividend Payout Ratio of equal to or less than (A) 95% or (B) such greater amount as may be required by applicable law to maintain status as a REIT for tax purposes or to avoid the imposition of income or excise taxes.

(iv)           Minimum Consolidated Fixed Charge Coverage Ratio.  Maintain as of each Test Date a Consolidated Fixed Charge Coverage Ratio of not less than 1.50:1.00.

(b)      Borrowing Base Financial Covenants.

(i)           Maximum Facility Exposure to Borrowing Base Amount.  Not permit at any time the Facility Exposure at such time to exceed the Borrowing Base Amount at such time.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets (including in respect of revenues generated by such acquired or disposed of Assets), and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended.  To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), or a Transfer permitted under Section 5.02(e)(ii)(C), such calculations shall be made on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable.  All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)      Failure to Make Payments When Due.  (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same becomes due and payable.

(b)      Breach of Representations and Warranties.  Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)      Breach of Certain Covenants.  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n) (to the extent such failure would permit the lessor under the applicable Qualifying Ground Lease or Operating Lease to terminate such lease), (r), (s), (t), (u) or (v), 5.02, 5.03(a), (g), (k), (l), (m), (n), 5.04 or 9.10(d), or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(b), (c), (d), (e), (f), (h), (i), (j), (o), or (p) if such failure described in this clause (ii) shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(d)      Other Defaults under Loan Documents.  Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)      Cross Defaults.  (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)      Insolvency Events.  Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Borrower that is not a Loan Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any material liability, either individually or in the aggregate, to the Parent, the Borrower or any of their Subsidiaries (exclusive of the Debtor Subsidiary), and (iii) the total assets of such Debtor Subsidiary do not exceed $10,000,000 as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g)      Monetary Judgments.  Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)      Non-Monetary Judgments.  Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)      Unenforceability of Loan Documents.  Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)      (reserved)

(k)      Change of Control.  A Change of Control shall occur; or

(l)      ERISA Events.  Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

(m)           Defaults under Subsidiary Guarantor Requirements.  Any Subsidiary Guarantor shall breach in any material respect the Subsidiary Guarantor Requirements;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII
GUARANTY

SECTION 7.01.  Guaranty; Limitation of Liability.  (a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.  This Guaranty is and constitutes a guaranty of payment and not merely of collection.   Notwithstanding anything to the contrary herein, the Lender Parties shall immediately release the guaranty of any Guarantor at such time as the Guarantor has completed Transfers and/or designations in compliance with Section 5.02(e) such that the Guarantor does not own, directly or indirectly any one or more Borrowing Base Assets.

(b)      Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Lender Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)      Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 7.02.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)      any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)      any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)      any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)      any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)      any failure of the Administrative Agent or any other Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender Party to disclose such information);

(g)      the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)      any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)      Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)      Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)      Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against such Guarantor of any deficiency after such nonjudicial sale provided that such sale is conducted in accordance with applicable law.

(e)      Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender Party.

(f)      Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.  If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit and all Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.  Guaranty Supplements.  Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.  Indemnification by Guarantors.  (a)  Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lender Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arranger, each other Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)      Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07.  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)      Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)      Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)      Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)      Administrative Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08.  Continuing Guaranty.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns.

ARTICLE VIII

THE AGENTS

SECTION 8.01.  Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law, including without limitation, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, sole lead arranger or book-running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Lender Party under any of such Loan Documents.

SECTION 8.02.  Agents’ Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.  DBNY and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, DBNY shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include DBNY in its individual capacity.  DBNY and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBNY were not the Administrative Agent or the Administrative Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04.  Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05.  Indemnification by Lender Parties.  (a)  Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)      Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)      For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Revolving Credit Commitments at such time.  The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06.  Successor Agents.  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Administrative Agent and it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.  In addition to the foregoing, if a Lender becomes, and during any period such Lender remains, a Defaulting Lender, any Issuing Bank or Swing Line Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.  After the resignation of a Swing Line Bank hereunder, the retiring Swing Line Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Bank under this Agreement and the other Loan Documents with respect to Swing Line Advances issued by it prior to such resignation, but shall not be required to issue additional Swing Line Advances or to extend, renew or increase any existing Swing Line Advances.

SECTION 8.07.  Relationship of Agent and Lenders.  The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  (a)  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) modify the definition of Required Lenders or Supermajority Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document, (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement,  reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations, (iii) permit the Loan Parties to encumber the Borrowing Base Assets, except as expressly permitted in the Loan Documents, (iv) amend this Section 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder, (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (viii) extend the Termination Date; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and (C) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders affect Section 5.01(k) or the definitions of “BBA Proposal Package”, “Borrowing Base Assets”, “Borrowing Base Conditions”, “BBA Deliverables”, “Conditional Approval Notice”, “Proposed Borrowing Base Asset”, or “Qualifying Ground Lease” .

(b)      In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, and (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent.  The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07.  Any Lender that becomes a Non-Consenting Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota, 57105, Attention:  Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen or, if applicable, at ceng@shpreit.com and jlarsen@hwalaw.com (and in the case of transmission by e-mail, with a copy by U.S. mail to 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota, 57105, Attention:  Christopher Eng and to Hagen, Wilka & Archer, LLP, 600 South Main Avenue, Suite 102, Sioux Falls, SD 57104, Attention: Jennifer L. Larsen); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to the Initial Issuing Bank, at its address at 60 Wall Street (MS NYC60-1110), New York, New York 10005-2858, Attention: Charles P. Ferris, Global Loan Operations, Standby L/C Unit, telecopier number (212) 797-0403, or, if applicable, at charles.ferris@db.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 60 Wall Street (MS NYC60-1110), New York, New York 10005-2858, Attention: Charles P. Ferris, Global Loan Operations, Standby L/C Unit); if to the Administrative Agent with respect to any Notice of Borrowing or the Swing Line Bank, at its address at 90 Hudson Street, 1st Floor (JCY05-0199), Jersey City, New Jersey 07302, Attention: Deirdre Wall, telecopier number (201) 593-2309/2310 and at its address at 60 Wall Street, New York, New York 10005, Attention: Sheri Lewis-Taylor, telecopier number 212-797-4885, or, if applicable, at sheri.lewis-taylor@db.com and deirdre.wall@db.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 90 Hudson Street, 1st Floor (JCY05-0199), Jersey City, New Jersey 07302, Attention: Deirdre Wall, and to 60 Wall Street, New York, New York 10005, Attention: Sheri Lewis-Taylor); and if to the Administrative Agent with respect to any other matter, at its address at 200 Crescent Court, Suite 500, Dallas, Texas 75201, Attention: Monika G. Bagley, telecopier number (214) 740-7910, or, if applicable, at monika.bagley@db.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 200 Crescent Court, Suite 500, Dallas, Texas 75201, Attention:  Monika G. Bagley) or,  as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.  Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b)      Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to monika.bagley@db.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c)      Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d)      THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e)      Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or Arranger as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j) or 5.01(k) and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arranger and each Lender Party in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)      Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated.  Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)      If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)      If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swing Line Bank and the Lenders, and (y) the Defaulting Lender shall promptly provide to the Administrative Agent a written notice describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.  Notwithstanding the above, the Administrative Agent and Lender Parties shall have no right to set off against deposits which are subject to a security interest or rights of another lender, or which are held for the benefit of any Person, including any Subsidiary, that is not party to a Loan Document.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07.  Assignments and Participations; Replacement Notes.  (a)  Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (v) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender in which case notice of such assignment shall be provided to the Administrative Agent and the Borrower, no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b)      Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)      By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)      The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  In addition, the Administrative Agent shall maintain information in the Register regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)      Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f)      Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g)      Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates or any Defaulting Lender or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it) in a minimum gross amount of $5,000,000; provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) if, at the time of such sale, such Lender Party was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date, provided that such participant complies with the requirements of Section 2.12(e) as if it were a Lender hereunder.

(h)      Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.11.

(i)      Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)      Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form.  Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

(k)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of the Defaulting Lender of Advances not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with the Defaulting Lender’s Pro Rate Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.07(l), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.  No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10.  Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 9.10(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 9.10(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swing Line Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or drawn under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.01 and 3.02, as applicable, were satisfied (or waived in writing), such payment shall be applied solely to pay the Advances of, and amounts drawn on Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any the Advances of, and amounts drawn on Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in the Letter of Credit Exposure and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 9.10(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           (A)           No Defaulting Lender shall be entitled to receive any Unused Fee or Extension Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive its Pro Rata Share of fees to be paid pursuant to Section 2.08(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 9.10(d).

(C)           With respect to any letter of credit fees under Section 2.08(b) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to the Administrative Agent that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Line Advances that has been reallocated to any Non-Defaulting Lenders pursuant to Section 9.10(a)(iv), (y) pay to each Issuing Bank and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or wing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           all or any part of such Defaulting Lender’s participation in Letter of Credit Exposure and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section in Section 3.01 and 3.02, as applicable, are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Facility Exposure allocable to any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitments.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           if the reallocation described in Section 9.10(a)(v) cannot, or can only partially be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first prepay Swing Line Advances in an amount equal to the Swing Line Banks’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 9.10(d).

(b)           If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with Pro Rata Share of the Commitments under the applicable Facility (without giving effect to Section 9.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)           So long as any Lender is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that the participation therein will be fully allocated among non-Defaulting Lenders in a manner consistent with clause Section 9.10(a)(iv) and the Defaulting Lender shall not participate therein and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in the Letter of Credit Exposure related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with Section 9.10(a)(iv) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in a Defaulting Lender Cash Collateral Account accordance with Section 9.10(d).

(d)           Not in limitation of the Cash Collateralization provisions of Section 2.06(b) and Section 6.02:

(i)           at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 9.10(a)(iv) and any Cash Collateral deposited in a Defaulting Lender Cash Collateral Account by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)           the Borrower, and to the extent provided by any Defaulting Lender in a Defaulting Lender Cash Collateral Account, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to Section 9.10(d)(iii).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral deposited in a Defaulting Lender Cash Collateral Account by the Defaulting Lender).

(iii)           notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.10(d) or Section 9.10(a)(v) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.10(d) following (1) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable), or (2) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided, however, that, subject to Section 9.10(a)(ii), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall not be released and shall be held to support future anticipated Fronting Exposure or other obligations.

(e)           The Borrower may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.10(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Bank or any Lender may have against such Defaulting Lender.

SECTION 9.11.  Confidentiality.  (a)  Each of the Administrative Agent, the Lender Parties and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without the Administrative Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached.  For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent, any or its Subsidiaries or their respective securities (“Restricting Information”).  Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  None of the Administrative Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent or any of its respective directors, officers, agents or employees (i) shall have, and the Administrative Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to the Administrative Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its respective directors, officers, agents or employees.

(c)           Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.11(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”).  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 9.11(c) shall modify or limit a Person’s obligations under Section 9.11 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d)           Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e)           Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent).  None of the Loan Parties, the Administrative Agent or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f)           Sections 9.11(b), (c), (d) and (e) are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  None of the Administrative Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.12.  Patriot Act Notification.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.13.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)      Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.15.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT HOTEL OP, LP,
a Delaware limited partnership

By:	SUMMIT HOTEL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation,
its sole member

		By	/s/ Christopher Eng
Name: Christopher Eng
Title: VP and General Counsel

PARENT GUARANTOR:

SUMMIT HOTEL PROPERTIES, INC.,
a Maryland corporation

	By	/s/ Christopher Eng
Name: Christopher Eng
Title: VP and General Counsel

SUBSIDIARY GUARANTOR:

SUMMIT HOSPITALITY I, LLC,
a Delaware limited liability company

By	/s/ Christopher Eng
Name: Christopher Eng
Title: Secretary

ADMINISTRATIVE AGENT, SWING LINE BANK, AND INITIAL LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

By	/s/ James Rolison
Name: James Rolison
Title: Managing Director

INITIAL ISSUING BANK:

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

By	/s/ James Rolison
Name: James Rolison
Title: Managing Director

SCHEDULE II

BORROWING BASE ASSETS

Brand	Address	City	County	State

Springhill Suites	306 Markham Center Drive	Little Rock	Pulaski	AR
Fairfield Inn	6851 Tower Road	Denver	Denver	CO
Hampton Inn	1620 Oakridge Drive	Fort Collins	Larimer	CO
Fairfield Inn	11907 W 6th Avenue	Golden	Jefferson	CO
Hampton Inn	3270 South Shoshone Street	Boise	Ada	ID
Hampton Inn	1658 Fillmore Street North	Twin Falls	Twin Falls	ID
Residence Inn	7811 W Jefferson Boulevard	Fort Wayne	Allen	IN
Fairfield Inn	2930 Eaglecrest Drive	Emporia	Lyon	KS
Holiday Inn Express	2921 W. 18th Avenue	Emporia	Lyon	KS
Fairfield Inn	1740 West Crawford Street	Salina	Saline	KS
Fairfield Inn	7959 Essen Park Avenue	Baton Rouge	East Baton Rouge Parish	LA
Springhill Suites	7979 Essen Park Avenue	Baton Rouge	East Baton Rouge Parish	LA
TownePlace Suites	8735 Summa Avenue	Baton Rouge	East Baton Rouge Parish	LA
Hampton Inn	1122 Morrow Road	Medford	Jackson	OR
Springhill Suites	250 Athens Way	Nashville	Davidson	TN
Hampton Inn	1511 South 40 East	Provo	Utah	UT
Fairfield Inn	14595 NE 29th Place	Bellevue	King	WA
Fairfield Inn	311 N Riverpoint Boulevard	Spokane	Spokane	WA

Sch. II

SCHEDULE III

SUBSIDIARY GUARANTOR REQUIREMENTS - SPE PROVISIONS

Limited Liability Companies

Title to Company Property.  Legal title to the Company’s interest in all Company property shall be taken and at all times held in the name of the Company.

Company’s Purposes. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage in the following activities: (i) to acquire, own hold, lease, operate, manage, maintain, develop and improve, Borrowing Base Assets and Potential Borrowing Base Assets (the “Property”), in each case, as defined in the Credit Agreement (defined below); (ii) to enter into and perform its obligations under the Loan Documents; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Credit Agreement (as hereinafter defined) and the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Special Provisions Regarding Loan.  This Section is being adopted in order to comply with certain provisions required in order to qualify the Company as a “Special Purpose” entity.  Notwithstanding anything in this Operating Agreement to the contrary or in any other document governing the formation, management or operation of the Company, and for so long as the Secured Obligations are outstanding, the Company shall comply with the following provisions (all initial capitalized terms used in this Section but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement, dated as of March 30, 2011, among Summit Hotel OP, LP, as borrower, and Deutsche Bank AG New York Branch, as administrative agent, and the other parties party thereto, as amended from time to time (the “Credit Agreement”):

(a)           The Company shall not commingle its funds with those of any Affiliate or any other entity.  Funds and other assets of the Company shall be separately identified and segregated.  All of the Company’s assets shall at all times be held by or on behalf of the Company, and, shall not be commingled with those of any Affiliate or any other entity.  The Company shall maintain its own separate bank accounts, payroll, if applicable, and books of account.

(b)           The Company shall pay from its own assets all obligations of any kind incurred by the Company (other than organizational expenses).

(c)           The Company shall take all appropriate action necessary to ensure its existence as a limited liability company under the laws of its jurisdiction of organization.

(d)           The Company shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Company’s own separate balance sheet.  The annual financial statements of the Company shall disclose, in accordance with and to the extent required under generally accepted accounting principles, any transactions between the Company and any Affiliate.

(e)           All business transactions entered into by the Company with any Affiliate or Member shall be on terms and conditions that are commercially reasonable and substantially similar to those that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from unaffiliated persons.  The Company shall not guarantee any liabilities, obligations or securities of any other Person, including any Affiliate or Member nor shall it assume any indebtedness or other liabilities or obligations of any other Person, Affiliate or Member, except as expressly permitted by the Loan Documents.

(f)           The Company shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity from the Member or any other Person, and the Company shall act solely in its own name and through its own authorized managers, officers and/or agents.

(g)           The Company shall pay out of its own funds salaries, if any, of its officers and employees (including those to be provided pursuant to any lease, administrative or management services agreement or other contract between the Company and any Affiliate), and shall reimburse any Affiliate in accordance with the terms of any such lease, agreement or other contract.

(h)           The Company shall maintain adequate capital and a sufficient number of employees, if any, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(i)           The Company shall correct any known misunderstandings regarding its separate identity and not identify itself as a division of any other Person.

(j)           The Company shall not hold out its credit or assets as being available to satisfy the obligations of others.

(k)           The Company shall not acquire any obligations or securities of Member or any Affiliate of the Company.

(l)           The Company shall file its own tax returns, separate from those of any other Person, except to the extent the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes so required to be paid under applicable law.

(m)           The Company shall use commercially reasonable efforts to cause the officers of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Prohibited Actions.  For so long as any Secured Obligation remains outstanding, the Company shall not do any of the following:

(a)           engage, directly or indirectly, in any business or activity other than as set forth in the purpose provision of this Agreement;

(b)           incur, create or assume any indebtedness or assume or guarantee any indebtedness of any Person, including any Affiliate, other than as expressly permitted under the Credit Agreement;

(c)           dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets or ownership interests substantially or in entirety to any Person (except for those transfers expressly permitted under the Credit Agreement) outside the ordinary course of the Company’s business and except as permitted by the Loan Documents;

(d)           without the unanimous affirmative vote of the Member and the Independent Managers, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take limited liability company action in furtherance of the foregoing;

(e)           form, acquire, hold or own any Subsidiary or make any investment in any Person or otherwise own any equity interest in any Person;

(f)           make or permit to remain outstanding any loans or advances to, or own or acquire any stock or securities in, any third party, including the Member, or any principal or Affiliate of the Company or of the Member, as the case may be, or any principal or Affiliate thereof;

(g)           pledge its assets for the benefit of any third party, including the Member, or any principal or Affiliate of the Company or the Member, as the case may be;

(h)           amend, modify or terminate any of the “Special Purpose” entity provisions or any other provision of this Agreement except as expressly permitted by the terms of the Credit Agreement;

(i)           fail to allocate any overhead for shared office space with an Affiliate in a fair and reasonable manner, including paying for office space and services performed by any employee of an Affiliate;

(j)           fail to use separate stationery, invoices and checks bearing its own name;

(k)           orchestrate, collude with any Person, solicit any creditors, endeavor to obtain, induce any Person, or entice any Person, directly or indirectly, through its Member, any Affiliates or Subsidiaries thereof or any ultimate principal thereof, which would have the effect of causing an involuntary (federal or state) bankruptcy or similar proceeding to be commenced against Company or its Member;

(l)           acquire the obligations or securities of its Affiliates or Members; or

(m)           buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly permitted in the Loan Documents; or

(n)           engage in any dissolution, liquidation, consolidation, merger, or asset sale other than such activities as are expressly permitted pursuant to the Loan Documents; or

(o)           acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property.

Independent Managers.  For so long as the Secured Obligations are outstanding, the following provisions shall apply with respect to any Independent Manager:

(a)           Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management, or operation of the Company, and notwithstanding any provision of law that otherwise so empowers the Company, the Member, the Managers, or any other Person, the unanimous affirmative consent of the Member, the Manager of the Company and each Independent Manager shall be required to cause or permit the Company to:

(i)           file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings, institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii)           seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of the properties of the Company;

(iii)           make any assignment for the benefit of the Company’s creditors or take any action that would cause the Company to become insolvent;

(iv)           admit in writing the Company’s inability to pay its debts generally as they become due; or

(v)           take any action in furtherance of any of the foregoing;

provided, however, that the Managers may not vote on, or authorize the taking of, any of the foregoing on behalf of or with respect to the Company, unless there are at least two (2) Independent Managers then serving in such capacity.

(b)           To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, when voting on the matters set forth in paragraph (a) above.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Member or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.

(c)           No Independent Manager of the Company may be removed or replaced by the Member unless the Company provides the Administrative Agent with not less than three (3) business days’ prior written notice of (i) any removal of an Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in this Agreement for an Independent Manager.  No resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment by executing a counterpart to this Agreement, and in the event of any proposed resignation, removal or other vacancy in the position of Independent Manager, the Member shall, as soon as practicable, but no later than three (3) business days from the date of such proposed resignation, removal or other vacancy, appoint a successor Independent Manager.  No Independent Manager may be removed other than for Cause.  “Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in this Agreement, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.  Each replacement Independent Manager must be approved by the Administrative Agent prior to its appointment as a Manager of the Company.

(c)           The Managers may not take any action requiring the unanimous affirmative vote of 100% of the Managers of the Company unless all Managers including the Independent Managers shall have participated in such vote.

“Independent Manager” means an individual with at least three (3) years of employment experience who is provided by National Corporate Research, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of the Company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as independent manager of the Company and is not, and has never been, and will not while serving as independent manager of the Company be, any of the following:

(i)  a member (other than the Special Member), partner, equityholder, manager (other than independent manager of the Company), director, officer or employee of the Company or any of its equityholders or Affiliates (other than as an independent manager or director of an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager or director is employed by a company that routinely provides professional independent managers or directors);

(ii) a creditor, supplier or service provider (including provider of professional services) to the Company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or directors and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)  a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager or director of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as an independent manager of the Company, provided that the fees that such individual earns from serving as independent manager or director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  All Independent Managers shall be engaged pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent.

Corporations

Title to Property.  Legal title to the Corporation’s interest in all Corporation property shall be taken and at all times held in the name of the Corporation.

Company’s Purposes. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage in the following activities: (i) to acquire, own hold, lease, operate, manage, maintain, develop and improve, the real property described in the Loan Documents (the “Property”); (ii) to enter into and perform its obligations under the Loan Documents; (iii)

to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Credit Agreement (as hereinafter defined) and the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Special Provisions Regarding Loan.  This Section is being adopted in order to comply with certain provisions required in order to qualify the Corporation as a “Special Purpose” entity.  Notwithstanding anything in this Certificate of Incorporation to the contrary or in any other document governing the formation, management or operation of the Corporation, and for so long as the Secured Obligations are outstanding, the Corporation shall comply with the following provisions (all initial capitalized terms used in this Section but not otherwise defined in this Certificate of Incorporation shall have the meanings ascribed to them in the  Credit Agreement, dated as of March 30, 2011, among Summit Hotel OP, LP, as borrower, and Deutsche Bank AG New York Branch, and the other parties party thereto, as amended from time to time (the “Credit Agreement”):

(a)           The Corporation shall not commingle its funds with those of any Affiliate or any other entity.  Funds and other assets of the Corporation shall be separately identified and segregated.  All of the Corporation’s assets shall at all times be held by or on behalf of the Corporation, and, shall not be commingled with those of any Affiliate or any other entity.  The Corporation shall maintain its own separate bank accounts, payroll, if applicable, and books of account.

(b)           The Corporation shall pay from its own assets all obligations of any kind incurred by the Corporation (other than organizational expenses).

(c)           The Corporation shall take all appropriate action necessary to ensure its existence as a limited liability company under the laws of its jurisdiction of organization.

(d)           The Corporation shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Corporation’s assets may be included in a consolidated financial statement of its Affiliate, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Corporation from such Affiliate and to indicate that the Corporation’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Corporation’s own separate balance sheet.  The annual financial statements of the Corporation shall disclose, in accordance with and to the extent required under generally accepted accounting principles, any transactions between the Corporation and any Affiliate.

(e)           All business transactions entered into by the Corporation with any Affiliate or Shareholder shall be on terms and conditions that are commercially reasonable and substantially similar to those that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from unaffiliated persons.  The Corporation shall not guarantee any liabilities, obligations or securities of any other Person, including any Affiliate or Shareholder nor shall it assume any indebtedness or other liabilities or obligations of any other Person, Affiliate or Shareholder, except as expressly permitted by the Loan Documents.

(f)           The Corporation shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity from the Shareholders or any other Person, and the Corporation shall act solely in its own name and through its own authorized managers, officers and/or agents.

(g)           The Corporation shall pay out of its own funds salaries, if any, of its officers and employees (including those to be provided pursuant to any lease, administrative or management services agreement or other contract between the Corporation and any Affiliate), and shall reimburse any Affiliate in accordance with the terms of any such lease, agreement or other contract.

(h)           The Corporation shall maintain adequate capital and a sufficient number of employees, if any, for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(i)           The Corporation shall correct any known misunderstandings regarding its separate identity and not identify itself as a division of any other Person.

(j)           The Corporation shall not hold out its credit or assets as being available to satisfy the obligations of others.

(k)           The Corporation shall not acquire any obligations or securities of any Shareholder or any Affiliate of the Corporation.

(l)           The Corporation shall file its own tax returns, separate from those of any other Person, except to the extent the Corporation is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes so required to be paid under applicable law.

(m)           The Corporation shall use commercially reasonable efforts to cause the officers of the Corporation to act at all times with respect to the Corporation consistently and in furtherance of the foregoing and in the best interests of the Corporation.

Prohibited Actions.  For so long as any Secured Obligation remains outstanding, the Corporation shall not do any of the following:

(a)           engage, directly or indirectly, in any business or activity other than as set forth in the purpose provision of this Agreement;

(b)           incur, create or assume any indebtedness or assume or guarantee any indebtedness of any Person, including any Affiliate, other than as expressly permitted under the Credit Agreement;

(c)           dissolve or liquidate, in whole or in part, consolidate or merge with or into any other Person or convey or transfer its properties and assets or ownership interests substantially or in entirety to any Person (except for those transfers expressly permitted under the Credit Agreement) outside the ordinary course of the Corporation’s business and except as permitted by the Loan Documents;

(d)           without the unanimous affirmative vote of the Shareholder and the Independent Directors, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take limited liability company action in furtherance of the foregoing;

(e)           form, acquire, hold or own any Subsidiary or make any investment in any Person or otherwise own any equity interest in any Person;

(f)           make or permit to remain outstanding any loans or advances to, or own or acquire any stock or securities in, any third party, including the Shareholder, or any principal or Affiliate of the Corporation or of the Shareholder, as the case may be, or any principal or Affiliate thereof;

(g)           pledge its assets for the benefit of any third party, including the Shareholder, or any principal or Affiliate of the Corporation or the Shareholder, as the case may be;

(h)           amend, modify or terminate any of the “Special Purpose” entity provisions or any other provision of this Certificate of Incorporation, except as expressly permitted by the terms of the Credit Agreement;

(i)           fail to allocate any overhead for shared office space with an Affiliate in a fair and reasonable manner, including paying for office space and services performed by any employee of an Affiliate;

(j)           fail to use separate stationery, invoices and checks bearing its own name;

(k)           orchestrate, collude with any Person, solicit any creditors, endeavor to obtain, induce any Person, or entice any Person, directly or indirectly, through its Shareholder, any Affiliates or Subsidiaries thereof or any ultimate principal thereof, which would have the effect of causing an involuntary (federal or state) bankruptcy or similar proceeding to be commenced against Corporation or its Shareholder;

(l)           acquire the obligations or securities of its Affiliates or Shareholders; or

(m)           buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly permitted in the Loan Documents; or

(n)           engage in any dissolution, liquidation, consolidation, merger, or asset sale other than such activities as are expressly permitted pursuant to the Loan Documents; or

(o)           acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property.

Independent Directors.  For so long as the Secured Obligations are outstanding, the following provisions shall apply with respect to any Independent Director:

(a)           Notwithstanding anything to the contrary in this Certificate of Incorporation or in any other document governing the formation, management, or operation of the Corporation, and notwithstanding any provision of law that otherwise so empowers the Corporation, the Shareholder, the Directors of the Corporation, or any other Person, the unanimous affirmative consent of the Shareholder, the Directors of the Corporation and each Independent Director shall be required to cause or permit the Corporation to:

(i)           file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings, institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii)           seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Corporation or a substantial portion of the properties of the Corporation;

(iii)           make any assignment for the benefit of the Corporation’s creditors or take any action that would cause the Corporation to become insolvent;

(iv)           admit in writing the Corporation’s inability to pay its debts generally as they become due; or

(v)           take any action in furtherance of any of the foregoing;

provided, however, that the Directors of the Corporation may not vote on, or authorize the taking of, any of the foregoing on behalf of or with respect to the Corporation, unless there are at least two (2) Independent Directors then serving in such capacity.

(b)           No Independent Director of the Company may be removed or replaced unless the Company provides the Administrative Agent with not less than three (3) business days’ prior written notice of (i) any removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in this Agreement for an Independent Director.  No resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment by executing a counterpart to this Agreement, and in the event of any proposed resignation, removal or other vacancy in the position of Independent Director, the Shareholder shall, as soon as practicable, but no later than three (3) business days from the date of such proposed resignation, removal or other vacancy, appoint a successor Independent Director.  No Independent Director may be removed other than for Cause.  “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth herein, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.  Each replacement Independent Director must be approved by the Administrative Agent prior to its appointment as a Director of the Company.

(c)           The Board of Directors may not take any action requiring the unanimous affirmative vote of 100% of the members of the Board of Directors unless all directors including the Independent Directors shall have participated in such vote.

“Independent Director” means an individual with at least three (3) years of employment experience who is provided by National Corporate Research, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of the Company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as independent director of the Company and is not, and has never been, and will not while serving as independent manager of the Company be, any of the following:

(i)  a member, partner, equityholder, manager (other than independent manager of the Company), director, officer or employee of the Company or any of its equityholders or Affiliates (other than as an independent manager or director of an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager or director is employed by a company that routinely provides professional independent managers or directors);

(ii) a creditor, supplier or service provider (including provider of professional services) to the Company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or directors and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)  a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager or director of a “special purpose entity” affiliated with the Company shall not be disqualified from serving as an independent manager of the Company, provided that the fees that such individual earns from serving as independent manager or director of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  All Independent Directors shall be engaged pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE V

APPROVED MANAGERS

Interstate Hotels and Resorts

Interstate Management Company, LLC

Crestline Hotels & Resorts, Inc.